Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made effective as of the 25th day of June, 2015, by and between SKYLINE CORPORATION, an Indiana corporation (“Company”), and RICHARD W. FLOREA (“Executive”).

RECITALS

Company desires to employ Executive as its Chief Executive Officer, and Executive desires to accept such employment, on the terms and subject to the conditions contained in this Agreement. This Agreement has been approved by the Board of Directors of the Company, including by a majority of the Independent Directors of Company’s Board of Directors.

NOW, THEREFORE, in consideration of the promises and covenants herein exchanged and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1. Employment. Subject to the terms and conditions contained in this Agreement, Company hereby agrees to employ Executive, and Executive hereby accepts employment with Company, as Company’s Chief Executive Officer, commencing on July 27, 2015 (the “Effective Date”). In such capacity, Executive shall be responsible for the operations and financial performance of Company and any of its affiliates and the development, implementation and coordination of their strategic direction and perform all such other duties customary of or reasonably related to Executive’s position as a chief executive officer. Executive shall be subject to the direction of the Board of Directors of Company (the “Board”) and shall have such other powers, duties and responsibilities consistent with Executive’s position as Chief Executive Officer as may from time to time be prescribed by the Board. In performing his duties, Executive will act diligently, in good faith and in the best interests of Company and in a manner designed to enhance the business reputation and success of Company and shall perform such duties in accordance with the Board’s directives and such Company policies and procedures as are now, or may hereafter be, in effect. Executive will devote Executive’s full working time and attention to carrying out his duties as Chief Executive Officer; provided, that Executive shall be entitled to spend reasonable amounts of time engaging in activities which do not conflict with or impair Executive’s ability to perform his duties hereunder, including, but not limited to, serving on Boards of Directors, advisory committees or panels, making speeches and participating in charitable and civic activities. Notwithstanding the foregoing, Executive must obtain approval from the Board before being paid for any outside activities, including serving on an outside Board of Directors.

2. Appointment to Board. Executive has been appointed, effective on the date of this Agreement, to fill a vacancy on the Board. For each election of directors to the Board during the term of this Agreement thereafter, Executive shall be recommended to the shareholders of Company as a candidate for the Board. If so elected or appointed, Executive shall serve as a member of the Board. Executive shall also serve as a director and officer of affiliates of the Company, as may be requested from time to time by the Board.

3. Term. Subject to earlier termination as provided in this Agreement, Executive’s services and compensation under this Agreement shall commence on the Effective Date and shall continue in effect until May 31, 2017 (the “Initial Term”). After the Initial Term, this Agreement shall automatically renew for successive one-year periods (each a “Renewal Term”), unless one of the parties hereto gives written notice of termination to the other party at least sixty (60) days prior to the last day of the Initial Term or of any Renewal Term or until earlier terminated in accordance with Section 6 of this Agreement. The Initial Term and any Renewal Term are sometimes collectively referred to as the “Term”.

4. Compensation.

(a) Base Salary. As compensation for services performed by Executive pursuant to this Agreement, Company shall pay Executive a base salary (the “Base Salary”) of $30,000 per month (annualized amount of $360,000.00), payable at such time and upon such frequency as Company compensates its other executives. The Board of Directors shall review Executive’s Base Salary annually to determine whether, in its discretion, any increase in the Base Salary should be made; provided that Company will have no obligation to increase Executive’s Base Salary.

(b) Annual Performance Bonus. In addition to Base Salary, Executive may be entitled to receive a bonus for each of Company’s fiscal years (i.e.: June 1 through May 31) during the term of this Agreement (an “Annual Performance Bonus”) in an amount up to fifty percent (50%) of Executive’s Base Salary (pro-rated for any partial years) for such fiscal year based on the achievement of certain financial and operational goals for Company and Executive for such year (the “Annual Goals”) established by the Board. The Annual Performance Bonus for the 2016 fiscal year shall be determined as set forth on attached Exhibit A. During the term of this Agreement the Board will establish, in consultation with Executive, the Annual Goals for such fiscal year on or no later than sixty (60) days after the beginning of each such fiscal year. Within sixty (60) days after the completion of each fiscal year, the Board will evaluate Executive’s job performance and will determine the extent to which the Annual Goals for the fiscal year have been satisfied and the amount of the Annual Performance Bonus (if any) to be paid for such year. Each Annual Performance Bonus to which Executive becomes entitled shall be paid to Executive by August 15 following the fiscal year for which such Annual Performance Bonus is due. The determination of the Board with respect to each Annual Performance Bonus shall be made in good faith, and shall be final and binding on Executive for all purposes.

(c) Stock Option Plan. Company has adopted a Stock Incentive Plan (the “Plan”) for purposes of making stock awards to key officers and management employees selected by a committee of the Board, subject to the approval of Company’s stockholders. Executive is hereby granted, subject to the Plan being approved by the stockholders and subject to the terms and conditions of the Plan, an option to purchase up to 200,000 shares of common stock of the Company (the “Option”) at the closing market price of such stock on the date of this Agreement or at the closing market price of such stock as of such other date that may be required in order to comply with applicable legal requirements. Such Option will be subject to the terms and conditions of an award agreement, which shall include, but not be limited to, the vesting of the Option in annual installments of 40,000 shares on each of the first five anniversaries of this Agreement. Because the Option provided for in this Section is an inducement material to the Executive’s entering into employment with the Company, the Company agrees that if the Company’s shareholders do not approve the Plan when it is submitted to them in accordance with applicable legal requirements and stock exchange listing standards, the Company shall, consistent with NYSE MKT Listing Rule 711, grant the Option to Executive, at the closing market price of such stock on the date such Option is granted, pursuant to a separate award agreement containing the terms and conditions referenced in the immediately preceding sentence.

(d) Vacation. During the Term, Executive shall be entitled to such paid vacation per year (pro-rated for any partial years) as may be determined mutually be Executive and the Board. Vacation shall be taken at such times and intervals as shall be determined by Executive, subject to the reasonable business needs of Company. Executive also shall be entitled to holiday and other time off in accordance with Company’s holiday and other pay-for-time-not-worked policies upon the same or comparable terms as other executive officers of Company, which policies are subject to change from time to time.

(e) Other Benefits. Executive shall be entitled to participate in such medical, life and disability insurance plans, retirement plans and other employee benefit plans and policies as are established by Company from time to time upon the same or comparable terms as other executive officers of Company, subject to all eligibility requirements. Any such benefits, plans and/or policies shall be subject to change or termination from time to time as determined by Company.

(f) Withholding. Company will deduct and withhold all necessary social security and withholding taxes and any other similar sums required by law (collectively “Withholding Taxes”) from Executive’s compensation and benefits under this Agreement.

(g) Recovery and Repayment of Compensation. Any compensation paid to Executive pursuant to this Agreement shall be subject to recovery by the Company, and Executive shall be required to repay such compensation, if (i) such recovery and repayment is required by any applicable law, regulation or rule, or (ii) either in the year such compensation is paid, or within the three (3) year period thereafter, the Company is required to prepare an accounting restatement due to material noncompliance of the Company with any financial reporting requirement under applicable securities laws or regulations, and the Executive is either a named execute officer or an employee of Company who is responsible for preparation of the Company’s financial statements, to the extent the Executive received more compensation than would otherwise have been payable to the Executive had there not been the material noncompliance requiring an accounting restatement.

5. Business Expenses. Company shall reimburse Executive for all reasonable and necessary expenses incurred by Executive on behalf of Company in connection with the performance of his duties with Company. To be eligible for such reimbursements, Executive must submit verification of the nature and amount of such expenses in accordance with the reimbursement policies and practices of Company (as such policies and practices may be amended from time to time).

6. Termination. This Agreement shall terminate prior to the expiration of the Term under any of the following circumstances:

(a) Death or Disability. This Agreement shall terminate upon the death or Disability of Executive. For purposes of this Agreement, “Disability” means Executive is either (A) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, or (B) receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months. Executive also shall be deemed to have a have a “Disability” if (x) Executive is determined to be totally disabled by the Social Security Administration, or (y) Executive is determined to be disabled in accordance with the applicable disability insurance program of the Company.

(b) Cause. Company may terminate the employment of Executive and this Agreement at any time for Cause immediately upon providing written notice to Executive. For purposes of this Agreement, “Cause” means any of the following: (i) Executive’s gross misconduct, fraud, dishonesty, theft, embezzlement, commission of an illegal act or any other conduct that is detrimental to Company’s best interests or that damages or impugns the reputation or standing of Company in its industry or the community; (ii) Executive’s breach of his duty of loyalty or other fiduciary duty to

Company, including without limitation, misappropriation of corporate assets or self-dealing; (iii) Executive’s breach of any of the provisions of Sections 8 or 9 of this Agreement; (iv) Executive’s breach of any other provision of this Agreement or his failure, refusal or inability to (A) perform the duties and services related to his position with Company, (B) comply with rules, regulations and policies of Company which may be established from time to time, or (C) carry out the reasonable orders or directives of the Board, which breach, failure, refusal or inability is not cured within ten (10) days after written notice by Company to Executive of such breach, failure, refusal or inability; or (v) repetition of the same breach, failure, refusal or inability within the twelve (12) month period immediately following the expiration of the cure period under Section 6(b)(iv).

(c) By Executive. Executive may terminate his employment with Company for any reason upon not less than thirty (30) days’ prior written notice to Company.

(d) By Company. Except in the event of Executive’s termination by Company for Cause pursuant to Section 6(b) for which Company will be permitted to terminate Executive’s employment immediately and without any Severance Benefit (defined below in this Section 6(d)), Company may terminate the employment of Executive for any reason upon not less than thirty (30) days’ prior written notice to Executive; provided, however, that upon such termination by Company other than for Cause, Executive shall be entitled to the following (the “Severance Benefit”): (i) an amount equal to nine (9) months of Executive’s then current Base Salary, payable in installments on the same basis as Executive’s current Base Salary is paid, and subject to all applicable Withholding Taxes, commencing on the first business day of the seventh (7th) month immediately subsequent to the date on which Executive’s employment was terminated by Company, and (ii) the vesting of options under Section 4(c) of this Agreement that would otherwise have vested on the next anniversary of Executive’s employment with Company immediately following the date of termination of Executive’s employment by Company. Executive’s Severance Benefit pursuant to this Section 6(d) is conditioned upon Executive’s execution, within thirty (30) days after termination of Executive’s employment, of a separation agreement and general release of all claims that Executive has or may have against Company as of the effective date and time of his termination (the “Separation and Release Agreement”).

(e) Mutual Agreement. This Agreement shall terminate as of the date specified in a mutual written agreement between Company and Executive.

7. Rights and Obligations on Termination of Employment.

(a) Payments on Termination. Upon termination of this Agreement for any reason, all payment obligations of Company to Executive will cease except for the following: (i) earned but unpaid Base Salary due under Section 4(a) hereof; (ii) any business expenses eligible for reimbursement pursuant to Section 5 hereof which have not been reimbursed as of the date of termination; (iii) any accrued but unpaid vested amounts under any employee benefit plans of Company for services rendered to the date of termination; and (iv) the severance benefits, if any, payable under Section 7(b) of this Agreement. All payments, however, shall be subject to any rights of set-off that Company may have with respect to amounts owed to Company by Executive.

(b) Severance Benefits on Termination After Change in Control. If prior to the expiration of the term of this Agreement Company terminates Executive’s employment without Cause in contemplation of a Change in Control or without Cause within six months after the occurrence of a Change in Control, then, and only then, will Company continue to pay to Executive as a severance benefit (“Change in Control Severance Benefit”) Executive’s then-current Base Salary for an eighteen (18) month period (the “Severance Period”), and all stock options granted to Executive under Section 4(c) shall vest. Executive’s Change in Control Severance Benefit pursuant to this Section 7(b) is conditioned upon Executive’s execution, within thirty (30) days after termination of Executive’s employment, of a Separation and Release Agreement. The Change in Control Severance Benefit will be payable in equal quarterly installments (each a “Quarterly Severance Benefit”) with the first Quarterly Severance Benefit payable on the first business day of the seventh (7th) month immediately subsequent to the date on which the Executive’s employment was terminated by the Company, with each subsequent Quarterly Severance Benefit to be payable to Executive on the first day of the first month of each subsequent calendar quarter thereafter. Notwithstanding the foregoing, if Executive accepts employment or is engaged to provide consulting or similar services at any time during the Severance Period, each Quarterly Severance Benefit for the balance of the Severance Period shall be reduced by the total amount (if any) of the base salary earned by or paid on behalf of Executive in connection with such subsequent employment or engagement. Executive shall promptly inform Company as soon as he obtains any other employment or engagement and shall provide Company with a quarterly, written certification of his salary and other taxable compensation (if any) Executive will earn from his subsequent employment or engagement for each quarter during the Severance Period. Each quarterly certification shall be delivered to Company by the first (1st) day of the first month of each quarter. All payments of Change in Control Severance Benefit, if any, shall be less all applicable Withholding Taxes. Executive agrees that he will actively and in good faith seek other employment or engagements during the Severance Period. For purposes of this Agreement, “Change in Control” means: (i) the consummation of a plan of merger or consolidation of Company with any other corporation or entity (other than a corporation or entity directly or indirectly controlled by the Company) as a result of which the holders of the voting stock of the Company receive less than fifty percent (50%) of the voting stock or equity of the surviving or resulting corporation or entity; (ii) the acquisition by any person or entity (or more than one person or entity acting as a group) in any one (1) year period of the beneficial ownership of more than fifty percent (50%) of the combined voting power of the then outstanding voting stock of Company; provided, that any acquisition by an employee, or group composed entirely of employees, any qualified retirement plan, or any other employee benefit plan (or related trust) sponsored or maintained by Company or any entity controlled by Company shall not constitute a Change in Control; or (iii) the sale or other disposition of all or substantially all the assets of Company (other than as security for the obligations of the Company) to a person or entity (or more than one person or entity acting as a group) which is not controlled by Company or by the persons or entities controlling Company immediately prior thereto. Notwithstanding anything to the contrary, in no event shall a Change in Control be deemed to have occurred unless such acquisition constitutes a change in control under Section 409A of the Code. Notwithstanding anything to the contrary contained in this Agreement, termination of Executive’s employment by Company, prior to a Change in Control, for any reason (except a termination under Section 6(a) or Section 6(b)) after Company’s execution of any letter of intent, binding agreement or similar instrument with respect to a proposed Change in Control, shall be deemed a termination in contemplation of a Change in Control entitling Executive to benefits under this Section 7(b); provided, that such letter of intent, agreement or other instrument has not been terminated as of the date of the effective date of termination of Executive’s employment.

(c) Resignations. Upon the termination of Executive’s employment for any reason, Executive agrees that he shall automatically be deemed to have resigned, as of such date, if Executive is serving in such capacity: (a) as a member of the Board and officer of the Company, (b) any employment or other position with any affiliate of the Company, (c) any position with any other investment, joint venture or other entity in which the Company or any affiliate has rights, and (d) any position in which the Executive is acting on behalf of or as a representative of Company or any affiliate (such as a trustee or administrative committee member with respect to a tax-qualified retirement plan).

(d) Return of Property. Upon termination of his employment with Company for any reason or at any time upon the request of Company, Executive shall return to Company all records, documents, software and paper of any kind relating to Company’s business, including, but not limited to, all Confidential Information (as defined below) and all notes, correspondence or other written or electronic materials originated by Executive.

8. Restrictive Covenants.

(a) Confidentiality. Executive acknowledges that he will be employed in a position of trust and confidence. In particular, Company and Executive recognize that to provide high quality products and services to Company’s customers, which benefits both Company and Executive economically, Company will need to reveal to Executive valuable Confidential Information (as defined below) known and used by Company, its vendors and its customers. Executive agrees that he shall not, either directly or indirectly, use, divulge, disclose or communicate, or cause or permit any other person or entity to use, divulge, disclose or communicate, to any person, firm, corporation or entity, in any manner whatsoever, any Confidential Information of Company, except as reasonably necessary to properly perform his employment duties for Company or with the prior written consent of the Board of the Company. For purposes of this Agreement, “Confidential Information” means any non-public knowledge or information about Executive’s employment with Company or the business, activities and assets of Company, including, but not limited to, product design, product development, manufacturing processes and innovations, information relating to software, database designs, procedures, techniques, research data, marketing, customer and sales information, the sources, costs and pricing of Company’s products and services, business and marketing strategies and plans, the identity and needs of Company’s customers, potential customers and vendors, personnel data, financial information, technical data and all the other know-how and trade secrets pertaining in any respect to Company or its customers, potential clients and vendors. Notwithstanding the foregoing, “Confidential Information” shall not include information which Executive can establish: (i) was already in the public domain at the time of disclosure or thereafter becomes part of the public domain through no fault of Executive nor from a source bound by a confidentiality agreement with Company and/or prohibited from disclosing the information by a contractual, legal or fiduciary obligation; or (ii) is independently developed by Executive after the cessation of his employment with Company without the use of any of Company’s Confidential Information. The foregoing covenants shall remain in effect for so long as any such information remains Confidential Information of Company. Notwithstanding anything to the contrary in this Agreement, Executive will never disclose or use Confidential Information which remains a trade secret of Company.

(b) Non-Solicitation. To reduce the cost to Company of monitoring and enforcing the compliance of Executive with the confidentiality obligations contained in Sections 8(a) of this Agreement, to protect the goodwill developed during Executive’s employment with Company and as a material inducement to Company to enter into this Agreement, Executive agrees that he will not do any of the following, either directly or indirectly (for himself or for any other person, firm, corporation or entity), so long as he is employed by Company and for the Restricted Period (defined in Section 8(d)) from and after the date of termination of his employment for any reason) without the prior written consent of the Board of Directors of Company:

(i) bid, estimate, offer for sale, sell, design or solicit sales of products or services which are competitive with the products or services that were sold or offered for sale by Company at the time Executive’s employment with Company ended from or to any account with whom Executive had personal contact or responsibility on behalf of Company at any time within the one (1) year period prior to the date of termination of Executive’s employment with Company;

(ii) attempt to divert, circumvent or otherwise interfere with any contractual or business relationship, present or prospective, between Company and any of its customers, prospective customers or vendors; or

(iii) induce, hire or solicit or seek to induce, hire or solicit any person or entity who was engaged with Company as employee, agent, independent contractor or otherwise (at any time within one (1) year before the date on which Executive’s employment with Company ends) to end his, her or its engagement with Company.

(c) Non-Competition. In addition to the covenants expressed in Section 8(b), and as a separate covenant to protect Company’s interests, Executive further agrees that he will not during the Restricted Period, either directly or indirectly, alone or in combination, as a proprietor, officer, employee, partner, shareholder, consultant, owner, lender or otherwise, render services to or participate in the affairs of any Competitive Business as to which (i) Executive would be reasonably likely to invoke or disclose Company’s Confidential Information or goodwill, or (ii) Executive reasonably would be required to assume or perform duties that are the same or substantially similar to duties which the Executive assumed or performed for Company.

(d) Definitions of Competitive Business, Prohibited Territory and Restricted Period. For purposes of this Agreement, “Competitive Business” means any person, firm, corporation, association or other entity engaged in the business of offering, selling or providing manufactured housing or fabricated structures, products or services. in the Prohibited Territory. For purposes of this Agreement, “Prohibited Territory” shall mean anywhere within North America. If the foregoing definition is deemed unreasonable by a court of competent jurisdiction, then “Prohibited Territory” shall mean anywhere within the United States. If the foregoing definition is deemed unreasonable by a court of competent jurisdiction, then “Prohibited Territory” shall mean anywhere within a two hundred (200) mile radius of any operating facility of Company. For purposes of this Agreement, “Restricted Period” means (i) the Severance Period, in the event of termination of Executive’s agreement by Employer without Cause in contemplation of a Change of Control, or without Cause within six (6) months after a Change of Control, or (ii) nine (9) months from and after the date of termination of Executive’s employment by Company in any other circumstances.

(e) Reasonableness of Covenants. The parties acknowledge and agree that the temporal, geographic and other limitations contained in this Section 8 are reasonable and necessary for the proper protection of Company. Executive further acknowledges that, in the event of the termination of his employment with Company, his skills and experience are such that he can obtain employment without soliciting Company’s clients or engaging in activity forbidden by this Agreement and that the enforcement of a remedy by way of injunction will not prevent him from earning a livelihood.

(f) Remedies for Breach. Executive acknowledges that Company’s remedy at law for any breach of Executive’s obligations under this Section 8 would be inadequate and specifically agrees that, in the event of such a breach or threatened breach, Company shall be entitled to injunctive relief against him, without the necessity of proof of actual damage or the posting of a bond, in addition to any other remedies available at law or in equity, including compensatory damages incurred by Company as a result of such violation and including costs, expenses and reasonable attorneys’ fees and the right to set-off in enforcing any of its rights under this Section 8.

9. Intellectual Property.

(a) Ownership. All discoveries, inventions, improvements, innovations and software, whether patentable or not (including all studies, presentations, data and records), which Executive may invent, discover, originate, conceive, reduce to practice, develop or prepare, whether solely or jointly with others, during the Term and for one (1) year thereafter, and which in any way relate to or are or may be useful in connection with the present or future, actual or prospective, business of Company shall be the sole and exclusive property of Company. Executive shall promptly and fully disclose to Company each and all such discoveries, inventions, improvements, innovations or software. The covenants set forth in this Section 9(a) shall not be construed to limit in any way Executive’s obligation not to use or disclose Confidential Information of Company in accordance with Section 9(a) hereof.

(b) Assignment to Company. Executive agrees to assign irrevocably to Company, without further consideration from Company, Executive’s entire right, title and interest in and to any of the discoveries, inventions, improvements, innovations and software described in Section 9(a) of this Agreement and any related U.S. or foreign patents and patent applications and any related U.S. or foreign copyrights and copyright applications. Executive also agrees that all works of authorship created by Executive, whether solely or jointly with others, which in any way relate to the business of Company, shall be considered works made for hire under the United States copyright laws and shall be solely and exclusively owned by Company. If any such work product shall be deemed not to be a work made for hire, or if Executive should otherwise by operation of law be deemed to retain any rights to any such work product, Executive now irrevocably assigns all rights in such work product to Company. Executive agrees to promptly execute any documents that Company may request to convey or perfect in Company the exclusive ownership of such works of authorship and copyrights, discoveries, inventions, improvements, innovations and software, and Executive shall assist Company in obtaining, defending and enforcing its rights therein. Company shall bear all expenses it authorizes to be incurred in connection with such activity and shall pay to Executive reasonable compensation for time spent performing such duties at the request of Company following the termination of Executive’s employment with Company.

10. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered in person or by overnight courier or mailed by registered or certified mail, postage prepaid, return receipt requested, at the address set forth below (or such other address as may be given by like notice). Notice given personally or by overnight courier service shall be deemed delivered when received by the addressee. Notice given by mail shall be deemed delivered on the second (2nd) business day following the date on which it is so mailed. For purposes of notice, the addresses of the parties shall be:

If to Company:	Chairman of the Board
Skyline Corporation
2520 By-Pass Road
P.O. Box 743
Elkhart, Indiana 46515

with copy to:	Chief Financial Officer
Skyline Corporation
2520 By-Pass Road
P.O. Box 743
Elkhart, Indiana 46515

If to Executive:	Richard W. Florea
15861 Ashville Lane
Granger, Indiana 46530

11. No Waiver. The failure of any party at any time or from time to time to require performance of the other party’s obligations under this Agreement shall in no manner affect the right to enforce any provision of this Agreement at a subsequent time, and the waiver of any rights arising out of any breach shall not be construed as a waiver of any rights arising out of any subsequent breach.

12. Assignment. This Agreement is a contract for personal services and shall not be assignable by either party without the prior written consent of the other party hereto; provided, that Company may assign this Agreement without the consent of Executive to (i) any entity that controls, is controlled by, or is under common control with, Company, or (ii) any purchaser of all or substantially all of the assets of Company, and, in the event of any such assignment, Company shall be released from all obligations under this Agreement. Subject to the foregoing, this Agreement is binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

13. Governing Law; Forum. This Agreement and the obligations of the parties hereto shall be construed, interpreted and enforced in accordance with the laws of the State of Indiana, without regard to principles of conflicts of laws. Each party consents to the exclusive personal jurisdiction of the federal courts located in the Northern District of Indiana or the state courts located in Elkhart County, Indiana over any action arising out of or relating to this Agreement and waives any objection such party may now or hereafter have to venue or to convenience of forum.

14. Section 409A. Compensation and benefits provided under this Agreement are intended to be exempt from or to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the interpretive guidance thereunder, and any similar state laws (collectively, “Section 409A”), including, but not limited to, the exceptions for short-term deferrals, separation pay arrangements (including the Severance Benefit provided for in Section 7(b) of this Agreement, if applicable), reimbursements and in-kind distributions, and shall be administered accordingly. This Agreement shall be construed and interpreted with such intent, and the requirement of Treasury Regulation Section 1.409A-3(i)(2) shall be observed, if applicable. Each payment under this Agreement or any benefit plan of Company is intended to be treated as one of a series of separate payments for purposes of Section 409A and Treasury Regulation Section 1.409A-2(b)(2)(iii) (or any similar or successor provisions, including, without limitation any similar state law provisions). A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for payments or benefits upon employment termination unless such termination also constitutes a “separation from service” within the meaning of Section 409A. References to “termination”, “termination of employment”, “employment termination” or similar terms in this Agreement shall mean a “separation from service” under Section 409A.

15. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The signature page to this Agreement may be delivered by facsimile or other electronic transmission and the signatures thereon shall be deemed effective upon receipt by the intended receiving party.

16. Severability. If any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction or as a result of legislative or administrative action, such holding or action shall be strictly construed and shall not affect the validity or affect any other provision of this Agreement.

17. Entire Agreement; Amendment. This Agreement (including the Job Description attached hereto) contains the entire agreement of the parties with respect to the subject matter hereof and supersedes and replaces all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement may be modified or amended only by a written instrument signed by or on behalf of Executive and Company.

IN WITNESS WHEREOF, Company and Executive have executed this Executive Employment Agreement on the date or dates indicated below, effective as of the Effective Date.

EXECUTIVE:		COMPANY:

SKYLINE CORPORATION

/s/ Richard W. Florea		By:	/s/ John C. Firth
Richard W. Florea			Name:	John C. Firth
			Title:	Chairman of the Board

Date:	June 25, 2015	Date:	June 25, 2015

EXHIBIT A

TO EXECUTIVE EMPLOYMENT AGREEMENT

BETWEEN SKYLINE CORPORATION AND RICHARD W. FLOREA

2016 FISCAL YEAR

PERFORMANCE BONUS

The maximum potential Annual Performance Bonus for fiscal year 2016 shall consist of a Bonus Nonfinancial Component and a Bonus Financial Component (as defined below) in an aggregate maximum amount of $180,000 plus, if applicable, the Excess Income Percentage (as defined below).

Up to $90,000 of the potential Annual Performance Bonus for fiscal year 2016 shall be earned based upon Executive’s attainment of certain non-financial objectives to be mutually determined by Executive and the Board within sixty (60) days after the start of the Company’s 2016 fiscal year (the “Bonus Nonfinancial Component”).

Up to $90,000 of the potential Annual Performance Bonus for fiscal year 2016 (the “Bonus Financial Component”) shall be based on the Company’s financial performance in fiscal year 2016 with respect to net income, as follows:

An amount equal to 100% of the Bonus Financial Component shall be payable to Executive if Company’s net income is greater than 95% of Company’s budgeted net income.

An amount equal to 75% of the Bonus Financial Component shall be payable to Executive if Company’s net income is greater than 90% but less than or equal to 95% of Company’s budgeted net income.

An amount equal to 50% of the Bonus Financial Component shall be payable to Executive if Company’s net income is greater than 85% but less than or equal to 90% of Company’s budgeted net income.

An amount equal to 25% of the Bonus Financial Component shall be payable to Executive if Company’s net income is greater than 80% but less than or equal to 85% of Company’s budgeted net income.

Executive shall not be entitled to any payment with respect to the Bonus Financial Component if Company’s net income is less than or equal to 80% of Company’s budgeted net income.

In addition to the Bonus Nonfinancial Component and the Bonus Financial Component provided above, the Annual Performance Bonus for fiscal year 2016 shall also consist of an amount equal to 2.5% of the Company’s net income for 2016 in excess of Company’s budgeted net income (the “Excess Income Percentage”).